UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2013 (August 16, 2013)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3776 South High Street, Columbus, Ohio		43207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 16, 2013, it was determined that the position of chief risk and compliance officer would be eliminated. Richard B. Green, who held the position and was also a named executive officer of Bob Evans Farms, Inc. (“Company”), will remain with the Company for approximately several months to assist in the transition. During the transition period, Mr. Green will continue to oversee key functional areas, while other functions of Mr. Green’s position will be moved to other individuals within the Company. The Company and Mr. Green are in discussions regarding the economic terms of Mr. Green’s separation. The terms of any separation agreement for Mr. Green will be disclosed by the Company at the time the parties reach agreement.

Effective on August 16, 2013, the position of executive vice president and chief restaurant operations officer was eliminated. Harvey Brownlee, who held the position and was also a named executive officer of the Company, has left the Company. The Company and Mr. Brownlee are in discussions regarding the economic terms of Mr. Brownlee’s separation. The terms of any separation agreement for Mr. Brownlee will be disclosed by the Company at the time the parties reach agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 16, 2013

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Secretary